Exhibit 2.2

AGREEMENT AND PLAN OF MERGER

dated as of

October 5, 2012

among

SHUTTERSTOCK, INC.,

SHUTTERSTOCK INVESTORS II, INC.,

INSIGHT VENTURE PARTNERS (CAYMAN) V, L.P.,

SHUTTERSTOCK INVESTORS III, INC.

and

INSIGHT VENTURE PARTNERS V COINVESTMENT FUND, L.P.

TABLE OF CONTENTS

(continued)

i

TABLE OF CONTENTS

(continued)

ii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is dated as of October 5, 2012, by and among Shutterstock, Inc., a Delaware corporation (the “Company”), Shutterstock Investors II, Inc., a Delaware corporation (“SS II”), Insight Venture Partners (Cayman) V, L.P., a limited partnership organized under the laws of the Cayman Islands (“Insight Cayman”), Shutterstock Investors III, Inc., a Delaware corporation (“SS III”), and Insight Venture Partners V Coinvestment Fund, L.P., a limited partnership organized under the laws of the State of Delaware (“Insight Coinvestment”).  The Company, SS II, Insight Cayman, SS III and Insight Coinvestment are collectively referred to herein as the “Parties” and each individually is referred to herein as a “Party.”  This Agreement and the transactions contemplated hereby (including the Mergers, as defined below) shall be consummated prior to the date that the Securities and Exchange Commission has declared the Company’s Registration Statement on Form S-1 (File No. 333-181376) (the “Registration Statement”) effective under the Securities Act of 1933, as amended (the “Effectiveness of the Registration Statement”).

WHEREAS, in anticipation of the initial public offering of the Company, prior to the Merger Effective Time (as defined below), the Company shall complete a merger pursuant to which Shutterstock Images LLC, the Company’s predecessor entity, shall merge with and into the Company for purposes of changing its domicile and form of organization (the “Reincorporation Merger”);

WHEREAS, in anticipation of the initial public offering of the Company, (i) the board of directors of the Company and the board of directors of SS II deem it advisable that SS II merge with and into the Company (the “SS II Merger”) and (ii) the board of directors of the Company and the board of directors of SS III deem it advisable that SS III merge with and into the Company (the “SS III Merger,” and collectively with the SS II Merger, the “Mergers”), in each case upon the terms and subject to the conditions set forth herein and in accordance with Delaware Law (as defined below); and

WHEREAS, the board of directors and, if applicable, the shareholders of each of the Company, SS II, and SS III have approved the SS II Merger and the SS III Merger, respectively, in accordance with the requirements of Delaware Law and their respective organizational documents.

WHEREAS, it is intended that the Mergers are part of a single integrated transaction with the Reincorporation Merger and the issuance by the Company of equity in the initial public offering and, therefore, the Parties intend that such Mergers are part of a transaction that qualifies as a tax-free exchange of property for stock under the provisions of Section 351 of the Code and that such Mergers will each qualify as a “reorganization” under Section 368(a) of the Code.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE 1
DEFINITIONS

Section 1.01           Definitions.  As used herein, the following terms have the following meanings:

“Affiliate” means, with respect to any Person, any Person directly or indirectly controlling, controlled by, or under common control with such other Person.  For purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have meanings correlative to the foregoing.  Notwithstanding the foregoing, for purposes of this Agreement, neither the Company nor any of its Subsidiaries shall be considered an Affiliate of any of the other Parties to this Agreement.

“Agreement” has the meaning set forth in the Preamble to this Agreement.

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by applicable Law to close.

“Certificate of Merger” has the meaning set forth in Section 2.01(b).

“Claim” has the meaning set forth in Section 8.03(a).

“Closing” has the meaning set forth in Section 2.02.

“Closing Date” means the date of the Closing.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the Preamble to this Agreement.

“Damages” has the meaning set forth in Section 8.02(a).

“Delaware Law” means the DGCL.

“DGCL” means the General Corporation Law of the State of Delaware.

“Effectiveness of the Registration Statement” has the meaning set forth in the Preamble to this Agreement.

“ERISA” has the meaning set forth in Section 3.09.

“ERISA Affiliate” has the meaning set forth in Section 3.09.

“Indemnified Party” has the meaning set forth in Section 8.03(a).

“Indemnifying Party” has the meaning set forth in Section 8.03(a).

“Insight Cayman” has the meaning set forth in the Preamble to this Agreement.

“Insight Coinvestment” has the meaning set forth in the Preamble to this Agreement.

“Law” means any law, statute, regulation, rule, permit, license, certificate, judgment, order, award or other legally binding decision or requirement of any arbitrator, court, government or governmental agency or instrumentality (domestic or foreign).

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge or security interest in respect of such property or asset.

“Merged Entities” means SS II and SS III, and the term “Merged Entity” means any one of them, as the case may be.

“Merger Effective Time” has the meaning set forth in Section 2.01(b).

“Mergers” has the meaning set forth in the Recitals to this Agreement.

“Permitted Liens and Exceptions” means Liens for Taxes, assessments and similar charges that are not yet due and payable.

“Party” and “Parties” have the respective meanings set forth in the Preamble to this Agreement.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof

“Pre-Closing Taxes” shall mean any and all liabilities for any Taxes (i) attributable or allocable to any Pre-Closing Tax Period, (ii) attributable to the Mergers, or (iii) as a result of any breach of any representation, warranty or covenant under Article VII (Tax Matters).

“Pre-Closing Tax Period” shall mean any taxable period (or portion thereof) ending on or before the Closing Date and, with respect to any Straddle Period, the portion of such taxable period ending on and including the Closing Date. In the case of any taxable period that includes but does not end on the Closing Date (each, a “Straddle Period”), the real, personal and intangible property Taxes allocable to the Pre-Closing Tax Period shall be equal to the amount of such Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days during the Straddle Period that are in the Pre-Closing Tax Period and the denominator of which is the number of days in the Straddle Period, and all other Taxes allocable to the Pre-Closing Tax Period shall be computed as if such taxable period ended on and included the Closing Date.

“Registration Rights Agreement” means that certain Registration Rights Agreement, dated as of the date hereof, by and among the Company, SS II, SS III and the other parties thereto.

“Registration Statement” has the meaning set forth in the Preamble to this Agreement.

“Reincorporation Merger” has the meaning set forth in the Preamble to this Agreement.

“Securities” has the meaning set forth in Section 3.05.

“SS II” has the meaning set forth in the Preamble to this Agreement.

“SS II Merger” has the meaning set forth in the Recitals to this Agreement.

“SS III” has the meaning set forth in the Preamble to this Agreement.

“SS III Merger” has the meaning set forth in the Recitals to this Agreement.

“Subsidiary” means any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by a Person.

“Surviving Company” has the meaning set forth in Section 2.01(a).

“Tax” or “Taxes” shall mean (i) any and all U.S. federal, state, local and non-U.S. taxes, assessments, governmental charges, duties and impositions, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, escheat, excise and property taxes as well as public imposts, fees and social security charges (including but not limited to health, unemployment and pension insurance), together with all interest, penalties and additions imposed with respect to such amounts, (ii) any liability for the payment of any amounts of the type described in clause (i) as a result of being or ceasing to be a member of an affiliated, consolidated or combined group for any period, and (iii) any liability for the payment of any amounts of the type described in clauses (i) or (ii) as a result of any express or implied obligation to indemnify any other Person or as a result of any obligation under any agreement or arrangement with any other Person with respect to such amounts and including any liability for taxes of a predecessor or transferor.

“Tax Return” shall mean any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Entity in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any legal requirement relating to any Tax.

“Third Party Claim” has the meaning set forth in Section 8.03(b).

“Transaction Documents” means this Agreement, the Exhibits attached hereto and the other agreements and documents to be delivered by the Parties in connection with this Agreement.

“Warranty Breach” has the meaning set forth in Section 8.02(a).

Section 1.02           Other Definitional and Interpretative Provisions.  The words “hereof,” “herein,” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.  References to Articles, Sections, and Exhibits are to Articles, Sections, and Exhibits of this Agreement unless otherwise specified.  All Exhibits annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein.  Any capitalized terms used in any Exhibit but not otherwise defined therein, shall have the meaning as defined in this Agreement.  Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular.  Whenever the words “include,” “includes,” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import.  “Writing,” “written,” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form.  References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof.  References to any Person include the successors and permitted assigns of that Person.  References from or through any date mean, unless otherwise specified, from and including or through and including, respectively.  References to “law,” “laws,” or to a particular statute or law shall be deemed also to include any and all Laws.

ARTICLE 2
THE MERGERS AND OTHER TRANSACTIONS

Section 2.01           The Mergers.

(a)           At the Merger Effective Time (as defined below), and in accordance with the applicable provisions of this Agreement and Delaware Law, each of SS II and SS III shall be merged with and into the Company.  Following the Mergers, the separate corporate existence of each of SS II and SS III shall cease and the Company shall continue as the surviving company (the “Surviving Company”).

(b)           Prior to the Effectiveness of the Registration Statement (and, for the avoidance of doubt, after the effectiveness of the Reincorporation Merger), the Company shall cause a certificate of merger in form and substance as set forth on Exhibit A attached hereto (the “Certificate of Merger”) to be executed, acknowledged and filed with the Secretary of State of the State of Delaware, all as provided for and in accordance with Section 251 of the DGCL. The Merger shall become effective at the time and date as provided under Delaware Law and as specified in the Certificate of Merger (the “Merger Effective Time”).  References to the Company after the Merger Effective Time shall mean the Surviving Company.

(c)           Each Merger shall have the effects set forth under Delaware Law.  Without limiting the generality of the foregoing, and subject thereto, at the Merger Effective Time, all the properties, rights, privileges, and powers of each of SS II and SS III shall vest in the Surviving Company, and all debts, liabilities, and duties of each of SS II and SS III shall become the debts, liabilities, and duties of the Surviving Company.  Notwithstanding the foregoing, it is hereby acknowledged and agreed that upon the consummation of the Mergers the respective rights and obligations of SS II and SS III under the Registration Rights Agreement shall be transferred to Insight Cayman and Insight Coinvestment, respectively, in accordance with Section 1.12 of the Registration Rights Agreement.

(d)           The certificate of incorporation and bylaws of the Company, as in effect immediately prior to the Merger Effective Time, shall be the certificate of incorporation and bylaws of the Surviving Company until thereafter amended in accordance with the provisions thereof and applicable Law.

(e)           Subject to applicable Law, (i) the directors of the Company immediately prior to the Merger Effective Time shall be the initial directors of the Surviving Company and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation, or removal, and (ii) the officers of the Company immediately prior to the Merger Effective Time shall be the initial officers of the Surviving Company and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation, or removal.

(f)            All of the shares of capital stock of each of SS II and SS III outstanding as of immediately prior to the Merger Effective Time shall, as of the Merger Effective Time, by virtue of the Merger and without any action on the part of any Party hereto or the holder thereof or any other Person, be canceled and extinguished and converted into the right to receive the consideration specified in Section 2.01(g).  All of such outstanding shares of capital stock of SS II and SS III, when so converted, shall no longer be outstanding and shall automatically be canceled and the former holders thereof shall cease to have any rights with respect thereto, except the right to receive the consideration specified in Section 2.01(g).

(g)           At the Merger Effective Time:

(i)            in respect of the outstanding shares of capital stock of SS II held by Insight Cayman immediately prior to the Merger Effective Time and canceled and extinguished by virtue of the SS II Merger, Insight Cayman shall, subject to Section 6.03, receive the number of shares of common stock of the Company equal to the number of shares of common stock of the Company held by SS II immediately prior to the Merger Effective Time; and

(ii)           in respect of the outstanding shares of capital stock of SS III held by Insight Coinvestment immediately prior to the Merger Effective Time and canceled and extinguished by virtue of the SS III Merger, Insight Coinvestment shall, subject to Section 6.03, receive the number of shares of common stock of the Company equal to the number of shares of common stock of the Company held by SS III immediately prior to the Merger Effective Time.

(h)           By their execution of this Agreement, Insight Cayman, as the sole stockholder of SS II, and Insight Coinvestment, as the sole stockholder of SS III, each waive their right to dissent to the SS II Merger and the SS III Merger, respectively, and their right to demand appraisal for their shares of SS II and SS III, as applicable, under the DGCL or otherwise.

Section 2.02           Closing.  The closing (the “Closing”) of the transactions contemplated hereunder shall take place virtually, by the electronic exchange of documents and counterpart signature pages.  At the Closing:

(i)            The Certificate of Merger shall be filed pursuant to the terms of Section 2.01.

(ii)           Each of the Parties shall deliver such other documents, instruments and agreements as are required to be delivered by such Party at the Closing pursuant to this Agreement.

Section 2.03           Unpaid Liabilities.  Each Merged Entity has fully paid all its obligations, expenses and liabilities of any kind or nature whatsoever (including fully satisfying its liability for Taxes with respect to the current year).  Each Merged Entity hereby represents, warrants and agrees that the Company and the Surviving Company shall not be responsible or liable to pay any obligations, expenses or liabilities of the Merged Entities following the Mergers (including Taxes).

Section 2.04           Tax Consequences.  It is intended that the Mergers are part of a single integrated transaction with the Reincorporation Merger and the issuance by the Company of equity in the initial public offering and, therefore, the Parties intend that such Mergers are part of transaction that qualifies as a tax-free exchange of property for stock under the provisions of Section 351 of the Code and that such Mergers will each qualify as a “reorganization” under Section 368(a) of the Code.  However, neither Party makes any representations or warranties that the Mergers will so qualify.  Each Party acknowledges that it is relying solely on their own Tax advisors in connection with this Agreement, the Mergers and the other transactions and agreements contemplated hereby.  The Parties hereby adopt this Agreement as a “plan of reorganization” within the meaning of Section 354(a)(1) of the Code and Treasury Regulations Section 1.368-2(g).

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF THE MERGED ENTITIES

Each of the Merged Entities represents and warrants to the Company, as of the date hereof and as of the Closing Date, that:

Section 3.01           Corporate Existence and Power.  Such Merged Entity is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation.

Section 3.02           Corporate Authorization.  The execution, delivery and performance by such Merged Entity of the Transaction Documents to which it is or will be a party and the consummation of the transactions contemplated thereby are within the corporate powers and authority of such Merged Entity and have been duly authorized by all necessary corporate action on the part of such Merged Entity.  Each of the Transaction Documents to which it is or will be a party constitutes, or will when executed constitute, the legal, valid and binding obligation of such Merged Entity enforceable against such Merged Entity in accordance with its respective terms, (a) except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to or affecting creditors’ rights generally, including the effect of statutory and other laws concerning fraudulent conveyances and preferential transfers and (b) subject to the limitations imposed by general equitable principles (regardless of whether such enforceability is considered in proceeding at law or in equity).

Section 3.03           Governmental Authorization.  The execution, delivery and performance by such Merged Entity of each of the Transaction Documents to which it is or will be a party and the consummation of the transactions contemplated thereby require no action, consent or approval by or in respect of, filing with or material notice to, any governmental body, agency or official other than: (1) the filing of the Certificate of Merger; and (2) any other such action or filing as to which the failure to make or obtain would not have, individually or in the aggregate, a material adverse effect on the ability of such Merged Entity to consummate the transactions contemplated by the Transaction Documents.

Section 3.04           Noncontravention.  The execution, delivery and performance by such Merged Entity of any of the Transaction Documents to which it is or will be a party, and the consummation of the transactions contemplated thereby do not and will not (a) violate or conflict with the organizational documents of such Merged Entity, (b) assuming compliance with the matters referred to in Section 3.03, contravene or conflict with or constitute a violation of any provision of any Law binding upon or applicable to such Merged Entity, (c) with or without the giving of notice or the lapse of time, or both, constitute a default under or give rise to any right of termination, cancellation or acceleration of any right or obligation of such Merged Entity, or to a loss of any benefit to which such Merged Entity is entitled, under any provision of any agreement, contract or other instrument to which such Merged Entity is a party or by which it or its properties or assets is bound or (d) result in the creation or imposition of any Lien (other than Permitted Liens and Exceptions) upon or with respect to such Merged Entity or its assets, except, in the case of clauses (b), (c) or (d), for any such contravention, conflict, violation, default, termination, cancellation, acceleration or loss that would not have, individually or in the aggregate, a material adverse effect on the ability of such Merged Entity to consummate the transactions contemplated by the Transaction Documents.

Section 3.05           Capitalization.  Insight Cayman owns 100% of the outstanding shares of capital stock of SS II and Insight Coinvestment owns 100% of the outstanding shares of capital stock of SS III.  All of the shares of capital stock of such Merged Entity have been duly authorized and validly issued and are fully paid and non-assessable (to the extent such concepts are applicable).  Other than the capital stock issued to Insight Cayman or Insight Coinvestment described in this Section 3.05, there are no outstanding (i) capital stock or equity interests or other voting securities of such Merged Entity, (ii) securities of such Merged Entity convertible into or exchangeable for capital stock or equity interests or other voting securities of such Merged Entity or (iii) options or other rights to acquire from such Merged Entity, or other obligation of such Merged Entity to issue, any capital stock or equity interests or other voting securities of such Merged Entity or securities convertible into or exchangeable for capital stock or equity interests or other voting securities of such Merged Entity (the items in clauses (i) through (iii) being referred to collectively as the “Securities”). There are no outstanding obligations of such Merged Entity to repurchase, redeem or otherwise acquire any Securities and there are no agreements or other instruments relating to the issuance, sale or transfer by such Merged Entity of any Securities.

Section 3.06           Indebtedness; Liabilities; Title to Assets.  Such Merged Entity (i) other than its investment in the Company, has not conducted any business since its formation and (ii) has no indebtedness or other liabilities as of the Merger Effective Time, including any liability for Taxes.  Such Merged Entity owns and has good title to each of its assets, free and clear of all Liens, except for Permitted Liens and Exceptions.  The shares of common stock of the Company received by such Merged Entity in the Reincorporation Merger have not been sold, transferred or otherwise disposed of by such Merged Entity.

Section 3.07           Litigation.  There is no Claim pending or, to the knowledge of such Merged Entity, threatened against such Merged Entity.  To the knowledge of such Merged Entity, there is no fact or circumstance that, either alone or together with other facts and circumstances, could reasonably be expected to give rise to any Claim against, relating to or affecting such Merged Entity.

Section 3.08           Compliance with Laws.  Such Merged Entity is not in violation of, and has not been given notice of any violation of, any Law.  To the knowledge of such Merged Entity, it is not under investigation or inquiry with respect to the violation of any Law and no facts or circumstances exist that could form the basis for any such violation.

Section 3.09           Employees; Employee Benefit Plans.  Since the time of its organization, such Merged Entity has not had any employees and has not sponsored, maintained, been a party to, had an obligation to contribute to or incurred any obligations or liabilities under, any “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, (“ERISA”) (whether or not subject to ERISA) or any other plan, policy, program, practice, agreement, understanding or arrangement (whether written or oral) providing compensation (whether cash, non-cash, equity-based or otherwise) or other benefits of any type (whether taxable or non-taxable) to any current or former director, officer, employee or consultant (or to any dependent or beneficiary thereof) of such Merged Entity or any ERISA Affiliate (as defined below).  For purposes of this Agreement, “ERISA Affiliate” means any entity (whether or not incorporated) other than such Merged Entity that, together with such Merged Entity, is required to be treated as a single employer under Section 414(b), (c), (m) or (o) of the Code.

Section 3.10           Subsidiaries.  Such Merged Entity has no Subsidiaries.

Section 3.11           No Other Representations.  No Merged Entity makes any express or implied representations or warranties of any nature, whether in writing, oral or otherwise, except as expressly set forth in this Agreement or the other Transaction Documents.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF INSIGHT CAYMAN AND INSIGHT COINVESTMENT

Each of Insight Cayman and Insight Coinvestment represents and warrants to the Company, as of the date hereof and as of the Closing Date, that:

Section 4.01           Existence and Power.  It is a limited partnership duly organized, validly existing and in good standing under the laws of its jurisdiction of organization.

Section 4.02           Authorization.  The execution, delivery and performance by it of the Transaction Documents to which it is or will be a party and the consummation of the transactions contemplated thereby are within its partnership powers and authority and have been duly authorized by all necessary action on its part and the part of its partners.  Each of the Transaction Documents to which it is or will be a party constitutes, or will when executed constitute, the legal, valid and binding obligation of it, enforceable against it in accordance with its respective terms, (i) except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to or affecting creditors’ rights generally, including the effect of statutory and other laws concerning fraudulent conveyances and preferential transfers, and (ii) subject to the limitations imposed by general equitable principles (regardless of whether such enforceability is considered in a proceeding at law or in equity).

Section 4.03           Governmental Authorization.  The execution, delivery and performance by it of each of the Transaction Documents to which it is or will be a party and the consummation of the transactions contemplated thereby require no action, consent or approval by or in respect of, filing with or material notice to, any governmental body, agency or official other than: (1) the filing of the Certificate of Merger; and (2) any other such action or filing as to which the failure to make or obtain would not have, individually or in the aggregate, a material adverse effect on its ability to consummate the transactions contemplated by the Transaction Documents.

Section 4.04           Noncontravention.  The execution, delivery and performance by it of any of the Transaction Documents to which it is or will be a party and the consummation of the transactions contemplated thereby do not and will not (a) violate or conflict with its organizational documents, (b) assuming compliance with the matters referred to in Section 4.03, contravene or conflict with or constitute a violation of any provision of any Law binding upon or applicable to it, (c) with or without the giving of notice or the lapse of time, or both, constitute a default under, or give rise to any right of termination, cancellation or acceleration of any of its rights or obligations, or to a loss of any benefit to which it is entitled under any provision of any agreement, contract or other instrument to which it is a party or by which it or its properties or assets are bound or (d) result in the creation or imposition of any Lien (other than Permitted Liens and Exceptions) upon or with respect to it or any of its properties or assets, except, in the case of clauses (b), (c) or (d), for any such contravention, conflict, violation, default, termination, cancellation, acceleration or loss that would not have, individually or in the aggregate, a material adverse effect on its and its Subsidiaries, taken as a whole.

Section 4.05           Solvency.  Without giving effect to the value of the shares of common stock of the Company that it will receive pursuant to Section 2.01(g), the fair salable value of its assets (together with the available but undrawn capital commitments of its partners) exceeds the fair value of its liabilities and it is able to pay its debts as they mature.

Section 4.06           No Other Representations.  Neither Insight Cayman nor Insight Coinvestment makes any express or implied representations or warranties of any nature, whether in writing, oral or otherwise, except as expressly set forth in this Agreement or the other Transaction Documents.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to each of the other Parties, as of the date hereof and as of the Closing Date, that:

Section 5.01           Corporate Existence and Power.  The Company is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation.

Section 5.02           Corporate Authorization.  The execution, delivery and performance by the Company of the Transaction Documents to which it is or will be a party and the consummation of the transactions contemplated thereby are within the corporate powers and authority of the Company and have been duly authorized by all necessary corporate action on the part of the Company.  Each of the Transaction Documents to which it is or will be a party constitutes, or will when executed constitute, the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its respective terms, (i) except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to or affecting creditors’ rights generally, including the effect of statutory and other laws concerning fraudulent conveyances and preferential transfers and (ii) subject to the limitations imposed by general equitable principles (regardless of whether such enforceability is considered in a proceeding at law or in equity).

Section 5.03           Governmental Authorization.  The execution, delivery and performance by the Company of each of the Transaction Documents to which it is or will be a party and the consummation of the transactions contemplated thereby require no action, consent or approval by or in respect of, filing with or material notice to, any governmental body, agency or official other than: (1) the filing of the Certificate of Merger; and (2) any other such action or filing as to which the failure to make or obtain would not have, individually or in the aggregate, a material effect on the ability of the Company to consummate the transactions contemplated by the Transaction Documents.

Section 5.04           Noncontravention.  The execution, delivery and performance by the Company of any of the Transaction Documents to which it is or will be a party and the consummation of the transactions contemplated thereby do not and will not (a) violate or conflict with the organizational documents of the Company, (b) assuming compliance with the matters referred to in Section 5.03, contravene or conflict with or constitute a violation of any provision of any Law binding upon or applicable to the Company, (c) with or without the giving of notice or the lapse of time, or both, constitute a default under or give rise to any right of termination, cancellation or acceleration of any right or obligation of the Company, or to a loss of any benefit to which the Company is entitled under any provision of any agreement, contract or other instrument to which the Company is a party or by which the Company or its properties or assets are bound or (d) result in the creation or imposition of any Lien (other than Permitted Liens and Exceptions) upon or with respect to the Company or its properties or assets, except, in the case of clauses (b), (c) or (d), for any such contravention, conflict, violation, default, termination, cancellation, acceleration or loss that would not have, individually or in the aggregate, a material effect on the Company and its Subsidiaries, taken as a whole.

Section 5.05           Capitalization.  All of the capital stock or equity interests, as applicable, of the Company have been duly authorized and validly issued and are fully paid and non-assessable (to the extent such concepts are applicable), and will, as of the completion of the initial public offering of the Company, conform as to legal matters to the description thereof contained in the Registration Statement.

Section 5.06           No Other Representations.  The Company makes no express or implied representations or warranties of any nature, whether in writing, oral or otherwise, except as expressly set forth in this Agreement or the other Transaction Documents.

ARTICLE 6
COVENANTS OF THE PARTIES

Each of the Parties hereto agrees that:

Section 6.01           Reasonable Best Efforts; Further Assurances.  Subject to the terms and conditions of this Agreement, each Party will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable to consummate the transactions contemplated by any of the Transaction Documents.  Each Party shall execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be necessary or appropriate in order to consummate or implement expeditiously the transactions contemplated by any of the Transaction Documents.

Section 6.02           Surrender of Certificates.  Prior to, and as a condition of, the receipt of the consideration specified in Section 2.01(g), Insight Cayman and Insight Coinvestment shall surrender all certificates representing shares of capital stock of SS II and SS III, as applicable, to the Company, together with a duly executed and completed letter of transmittal in a form reasonably acceptable to the Parties.  Until surrendered in accordance with this Section 6.02, each outstanding certificate representing shares of capital stock of SS II or SS III shall be deemed from and after the Merger Effective Time, for all corporate purposes, to evidence only the right to receive the applicable portion of the consideration specified in Section 2.01(g).  No interest will be paid or accrued on any portion of such consideration.  Notwithstanding anything to the contrary in this Section 6.02, the Surviving Company shall not be liable to any person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

ARTICLE 7
TAX MATTERS

Section 7.01           Tax Representations.  Each Merged Entity jointly and severally represents and warrants to the Company and the Surviving Company that (a) all Tax Returns required to be filed by, or with respect to, such Merged Entity on or before the Closing Date (taking into account any duly obtained extensions) have been timely filed, (b) such Merged Entity has timely paid all Taxes due and payable by such Merged Entity (whether or not shown on any Tax

Returns), (c) the Tax Returns of such Merged Entity that have been filed are true, correct and complete in all material respects, (d) there is no action, suit, proceeding, investigation, audit or claim now proposed or pending against or with respect to such Merged Entity in respect of any Tax, (e) such Merged Entity has properly withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any shareholder, employee, creditor, independent contractor, or other third party, (f) there is no claim pending or to such Merged Entity’s knowledge proposed or threatened in a jurisdiction where such Merged Entity does not file Tax Returns that such Merged Entity is or may be subject to taxation in such jurisdiction, (g) no Tax liability will be incurred as a result of the Mergers, (h) no Tax liability will be incurred as a result of any distribution of assets by such Merged Entity to its shareholders that may occur prior to the Mergers, and (i) no Merged Entity has consented to extend the time, or is the beneficiary of any extension of time, in which any Tax may be assessed or collected.

Section 7.02           Tax Reporting.  Each of the Parties agree to report the Mergers for federal and state income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code, including the filing of the statement required by Treasury Regulations Section 1.368-3, to the extent permitted by Law.

Section 7.03           No Binding Agreement.  Each of Insight Cayman and Insight Coinvestment represents and warrants that it does not currently have nor will it have at the Merger Effective Time or the date on which the Registration Statement becomes effective a binding agreement or specific prearranged plan to sell or dispose to a particular party any of the stock of the Company received in Mergers.  Each of Insight Cayman and Insight Coinvestment agrees that it will prevent any of its partners from directly or indirectly selling or otherwise disposing of an interest in such entity that is pursuant to a binding agreement or a specific prearranged plan to sell or dispose to a particular party in existence on or prior to the date in which the Registration Statement becomes effective if such sale or disposition would result in such entity being treated as transferring for United States federal income tax purposes the stock of the Company received in the Mergers.

Section 7.04           FIRPTA.  Prior to the Closing, Insight Coinvestment shall deliver to the Company a properly executed certification in accordance with Treasury Regulations Section 1.1445-2(b) certifying that Insight Coinvestment is not a foreign person, and prior to the Closing SS II shall provide to the Company a properly executed certification and notice in accordance with Treasury Regulation Section 1.1445 2(c)(3) and Section 1.897 2(h)(2) certifying that its shares do not constitute “United States real property interests” under Section 897(c) of the Code together with written authorization for the Company to deliver such notice form to the Internal Revenue Service on behalf of SS II.  In order for SS II to provide its certification, the Company shall provide a certification to SS II confirming that at no time during the period of time in which SS II held its interest in the Company (or its predecessor) did the fair market value of its  (or its predecessor’s) “United States real property interests” equal or exceed 50% of the sum of the fair market value of its (or its predecessor’s) “United States real property interests”, its (or its predecessor’s) interests in real property located outside the United States plus any other of its (or its predecessor’s) asset which are used or held for use in a trade or business (within the meaning of Section 897(c) of the Code).

Section 7.05           Tax Returns.  No later than February 28, 2013, the Company shall provide each of Insight Cayman and Insight Coinvestment with all necessary tax reporting information, including to the extent necessary a copy of the Company’s informational federal income tax return for fiscal year 2012 or the relevant federal income tax return of the Merged Entity, and such other information as is reasonably necessary to enable Insight Cayman and Insight Coinvestment to comply with their tax reporting requirements of the Merged Entities.

Section 7.06           Pre-Closing Tax Refunds.  Insight Cayman and Insight Coinvestment shall be entitled to any Tax refunds attributable to any Pre-Closing Taxes of SS II and SS III, respectively, and the Company shall promptly pay by wire transfer of immediately available funds any such refunds to Insight Cayman or Insight Coinvestment, as the case may be, less any applicable Taxes, withholdings or expenses; provided, however, that such Tax refunds shall be retained by the Company to the extent necessary to pay any obligations, expenses or liabilities (including Taxes) of SS II or SS III.

ARTICLE 8
SURVIVAL; INDEMNIFICATION

Section 8.01           Survival.  The representations and warranties of any of the Parties hereto contained in this Agreement shall survive the Closing Date until the three-year anniversary of the Closing Date; provided that the representations, warranties, covenants and agreements contained in Article VII (Tax Matters) shall survive the Closing Date until the expiration of the applicable statute of limitations.  Except as otherwise provided in this Agreement, the covenants and agreements of the Parties contained in this Agreement shall survive Closing and shall continue in full force and effect indefinitely or for the shorter period specified in this Agreement.  Any breach of representation, warranty, covenant or agreement in respect of which indemnity may be sought under this Agreement shall survive the time at which it would otherwise terminate pursuant to this Section 8.01 if notice of the inaccuracy or breach thereof giving rise to such right of indemnity shall have been given to the party against whom such indemnity may be sought prior to such time.

Section 8.02           Indemnification.

(a)           From and after Closing, the Company hereby indemnifies Insight Cayman and Insight Coinvestment against and agrees to hold each of them harmless from any and all losses, costs, damages, liabilities, Claims, judgments, settlements and expenses (including, without limitation, reasonable expenses of investigation and reasonable attorneys’ fees and expenses) (“Damages”) incurred or suffered by Insight Cayman or Insight Coinvestment arising out of, relating to or in connection with (or arising out of or relating to any Third Party Claim containing allegations that, if true, would constitute) any inaccuracy or breach of any representation and warranty (each such inaccuracy and breach, a “Warranty Breach”) or breach of a covenant, in each case of the Company contained in the Transaction Documents or in the exhibits, schedules or certificates to, or delivered in connection with, the Transaction Documents.

(b)           From and after Closing, Insight Cayman hereby indemnifies the Company against and agrees to hold it harmless from any and all Damages incurred or suffered by the

Company arising out of, relating to or in connection with (or arising out of or relating to any Third Party Claim containing allegations that, if true, would constitute) any Warranty Breach or breach of a covenant, in each case of SS II or Insight Cayman contained in the Transaction Documents or in the exhibits, schedules or certificates to, or delivered in connection with, the Transaction Documents.

(c)           From and after Closing, Insight Coinvestment hereby indemnifies the Company against and agrees to hold it harmless from any and all Damages incurred or suffered by the Company arising out of, relating to or in connection with (or arising out of or relating to any Third Party Claim containing allegations that, if true, would constitute) any Warranty Breach or breach of a covenant, in each case of SS III or Insight Coinvestment contained in the Transaction Documents or in the exhibits, schedules or certificates to, or delivered in connection with, the Transaction Documents.

(d)           From and after Closing, Insight Cayman hereby indemnifies the Company against and agrees to hold it harmless from any and all Damages incurred or suffered by the Company for Pre-Closing Taxes of SS II and any withholding, transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with transactions contemplated by this Agreement.

(e)           From and after Closing, Insight Coinvestment hereby indemnifies the Company against and agrees to hold it harmless from any and all Damages incurred or suffered by the Company for Pre-Closing Taxes of SS III and any withholding, transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with transactions contemplated by this Agreement.

Section 8.03           Procedures.

(a)           The party seeking indemnification under Section 8.02 (the “Indemnified Party”) agrees to give prompt notice to the party against whom indemnity is sought (the “Indemnifying Party”) of the assertion of any claim, or the commencement of any suit, action or proceeding (“Claim”) in respect of which indemnity may be sought under such Section and will provide the Indemnifying Party such information with respect thereto that the Indemnifying Party may reasonably request.  The failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent that such Indemnifying Party is actually and materially prejudiced by such failure to provide timely notice.

(b)           The Indemnified Party shall obtain the prior written consent of the Indemnifying Party (which shall not be unreasonably withheld, conditioned or delayed) before entering into any settlement of any Claim asserted by any third party (“Third Party Claim”) for which the Indemnified Party will seek indemnification from the Indemnifying Party hereunder.

(c)           Each Party shall cooperate, and cause their respective Affiliates to cooperate, in the defense or prosecution of any Third Party Claim and shall furnish or cause to be furnished such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals, as may be reasonably requested in connection therewith.

(d)           Each Indemnified Party shall use reasonable efforts to collect any amounts available under insurance coverage, or from any other Person alleged to be responsible, for any Damages payable under Section 8.02.

Section 8.04           Exclusivity.  After the Closing, Section 8.02 will provide the exclusive remedy for any misrepresentation, breach of warranty, covenant or other agreement or other claim arising out of this Agreement or the transactions contemplated hereby, other than any claim for gross negligence, intentional misrepresentation, willful misconduct or fraud.  Notwithstanding the foregoing, it is understood that nothing herein shall prohibit any party hereto from exercising its rights to seek equitable relief with respect to a breach of covenant or agreement under any Transaction Document.

ARTICLE 9
MISCELLANEOUS

Section 9.01           Notices.

(a)           All notices, requests, or consents required or permitted to be given under this Agreement must be in writing and shall be deemed to have been given (i) three (3) days after the date mailed by registered or certified mail, addressed to the recipient, with return receipt requested, (ii) upon delivery to the recipient in person or by courier, or (iii) upon receipt of a facsimile transmission by the recipient.  Such notices, requests and consents shall be given, if to SS II, SS III, Insight Cayman or Insight Coinvestment, to:

c/o Insight Venture Partners
680 Fifth Avenue, 8th Floor
New York, NY 10019
Attn: Blair Flicker, Esq.
Facsimile: (212) 230-9272

with copies (which shall not constitute notice) to:

Willkie Farr & Gallagher LLP
787 7th Avenue
New York, NY 10019
Attention: Gordon Caplan, Esq.
Facsimile: (212) 728-9266

If to the Company, to:

Shutterstock, Inc.
60 Broad Street, 30th Floor
New York, NY 10004
Attention: Chief Financial Officer
Fax: (646) 443-6039

with copies (which shall not constitute notice) to:

Orrick, Herrington & Sutcliffe LLP
51 West 52nd Street
New York, NY 10019
Attention: Brian B. Margolis, Esq.
Facsimile: (212) 506-5151

or to such other address or telecopy number and with such other copies, as such party may hereafter specify for the purpose by notice to the other parties.

Whenever any notice is required to be given by law or this Agreement, a written waiver thereof, signed by the person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice.  Without limiting the manner by which notice otherwise may be given effectively to the Parties pursuant to this Agreement, any notice to the Parties given by the Company under any provision of this Agreement shall be effective if given by a form of electronic transmission consented to by the Party to whom the notice is given.  Any such consent shall be revocable by such Party by written notice to the Company.

(b)                                 Any notice given pursuant to the preceding paragraph shall be deemed given:

(i)                                     if by electronic mail, when directed to an electronic mail address at which the Party has consented to receive notice;

(ii)                                  if by a posting on an electronic network together with separate notice to the Party of such specific posting, upon the later of (A) such posting and (B) the giving of such separate notice; and

(iii)                               if by any other form of electronic transmission, when directed to the Party.

(c)                                  An affidavit of the Secretary or an Assistant Secretary or of the transfer agent or other agent of the Company that the notice has been given by a form of electronic transmission shall, in the absence of fraud or willful misconduct, be prima facie evidence of the facts stated therein.

(d)                                 An “electronic transmission” means any form of communication, not directly involving the physical transmission of paper, that creates a record that may be retained, retrieved, and reviewed by a recipient thereof, and that may be directly reproduced in paper form by such a recipient through an automated process.

Section 9.02                                Termination.  At any time prior to the Merger Effective Time, this Agreement may be terminated and the Merger may be abandoned for any reason whatsoever by any party hereto.

Section 9.03                                Amendments and Waivers.

(a)                                  Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement, or in the case of a waiver, by the party against whom the waiver is to be effective.

(b)                                 No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

Section 9.04                                Expenses.  Except to the extent otherwise expressly provided for in any of the Transaction Documents, all costs and expenses incurred by any Party in connection with the negotiation, preparation, execution and delivery of this Agreement and the Transaction Documents and the consummation of the Closing shall be paid by the Party incurring such costs or expenses.

Section 9.05                                Successors and Assigns.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto.

Section 9.06                                Governing Law.  This Agreement is governed by and shall be construed in accordance with Delaware Law, exclusive of its conflict-of-laws principles.  In the event of a conflict between the provisions of this Agreement and any provision of the Certificate or the DGCL, the applicable provision of this Agreement shall control, to the extent permitted by law.

Section 9.07                                Consent to Jurisdiction.  The parties to this Agreement hereby consent to the non-exclusive jurisdiction of the courts of the State of Delaware in connection with any matter or dispute arising under this Agreement.

Section 9.08                                WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 9.09                                Counterparts; Third Party Beneficiaries.  This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.  Each Transaction Document shall become effective when each party thereto shall have received a counterpart thereof signed by the other party thereto.  No Transaction Document is intended to confer upon any Person other than the parties thereto any rights or remedies hereunder.

Section 9.10                                Entire Agreement.  The Transaction Documents constitute the entire agreement between the parties with respect to the subject matter of this Agreement and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement.  No representation, inducement, promise, understanding, condition or warranty not set forth herein has been made or relied upon by any party hereto.

Section 9.11                                Severability.  If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other governmental authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement and Plan of Merger to be duly executed as of the day and year first above-written.

SHUTTERSTOCK, INC.

By:	/s/ Jonathan Oringer

Name:	Jonathan Oringer

Title:	Chief Executive Officer

SHUTTERSTOCK INVESTORS II, INC.

By:	/s/ Blair Flicker

Name:	Blair Flicker

Title:	President

INSIGHT VENTURE PARTNERS (CAYMAN) V, L.P.

By:	/s/ Blair Flicker

Name:	Blair Flicker

Title:	Authorized Signatory

SHUTTERSTOCK INVESTORS III, INC.

By:	/s/ Blair Flicker

Name:	Blair Flicker

Title:	President

INSIGHT VENTURE PARTNERS V COINVESTMENT FUND, L.P.

By:	/s/ Blair Flicker

Name:	Blair Flicker

Title:	Authorized Signatory

[Signature Page to Agreement and Plan of Merger (Insight)]

EXHIBIT A TO AGREEMENT AND PLAN OF MERGER

CERTIFICATE OF MERGER

OF

SHUTTERSTOCK INVESTORS II, INC.,

a Delaware corporation,

AND

SHUTTERSTOCK INVESTORS III, INC.,

a Delaware corporation,

WITH AND INTO

SHUTTERSTOCK, INC.,
a Delaware corporation

Pursuant to Title 8, Section 251 of the Delaware General Corporation Law (“DGCL”), SHUTTERSTOCK, INC., a Delaware corporation (the “Company”), in connection with (i) the merger of SHUTTERSTOCK INVESTORS II, INC., a Delaware corporation (“SS II”), with and into the Company, and (ii) the merger of SHUTTERSTOCK INVESTORS III, INC., a Delaware corporation (“SS III”), with and into the Company (such mergers, together, the “Merger”), hereby certifies as follows:

FIRST: The names and states of domicile of the constituent corporations to the Merger (the “Constituent Entities”) are:

Name	State of Domicile
Shutterstock, Inc.	Delaware
Shutterstock Investors II, Inc.	Delaware
Shutterstock Investors III, Inc.	Delaware

SECOND: An Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), by and among the Company, SS II, SS III, Insight Venture Partners (Cayman) V, L.P. and Insight Venture Partners V Coinvestment Fund, L.P., has been approved, adopted, certified, executed and acknowledged by the Constituent Entities in accordance with Section 251 of the DGCL.

THIRD: The Company shall be the surviving entity in the Merger.  The name of the surviving entity shall be “Shutterstock, Inc.”

FOURTH: The Certificate of Incorporation of the Company shall be the Certificate of Incorporation of the surviving entity.

FIFTH: An executed copy of the Merger Agreement is on file at the office of the surviving entity at 60 Broad Street, 30th Floor, New York, NY 10004.

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SIXTH: A copy of the Merger Agreement will be furnished by the surviving entity, on request and without cost, to any stockholder of any of the Constituent Entities.

SEVENTH:  The Merger shall become effective upon the filing of this Certificate of Merger with the Secretary of State of the State of Delaware.

*    *    *    *    *

IN WITNESS WHEREOF, the undersigned, for the purpose of effectuating the Merger of the Constituent Entities, pursuant to the DGCL, under penalties of perjury does hereby declare and certify that this is the act and deed of the Company and the facts stated herein are true and, accordingly, has hereunto signed this Certificate of Merger on October           , 2012.

SHUTTERSTOCK, INC.

By:
Name: Jonathan Oringer
Title: Chief Executive Officer

[Signature Page to Certificate of Merger (Insight)]

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